Exhibit 99.1

For Immediate Release
Contact:
Bruce Riggins	Jerry Daly or Carol McCune
VP, Strategic Planning & Analysis	Daly Gray Public Relations (Media)
(703) 812-7223	(703) 435-6293

MeriStar Hospitality Corporation Reports Fourth-Quarter, Full-Year Results

     ARLINGTON, Va., February 12, 2004—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the fourth quarter and year ended December 31, 2003:

•	The company’s net loss was $(62) million, or $(0.97) per share, for the 2003 fourth quarter, compared to a net loss of $(125) million, or $(2.76) per share in the 2002 fourth quarter. Net loss for full-year 2003 was $(389) million, or $(7.65) per share, compared to a net loss of $(161) million, or $(3.59) per share, for the previous year. The company’s net loss included the effect of asset impairment charges, net of additional income tax benefits, of $(32) million and $(316) million for the fourth quarter and full-year 2003, compared to $(79) million for both the 2002 fourth quarter and full year.

•	Total revenues from continuing operations were $200 million in the 2003 fourth quarter and $844 million for the full year, compared to $204 million and $866 million for the same periods in 2002.

•	Funds from operations (FFO) was $(40) million, or $(0.59) per share, for the 2003 fourth quarter, compared to $(90) million, or $(1.83) per share in the 2002 fourth quarter. Full-year 2003 FFO was $(298) million, or $(5.55) per share, compared to $(35) million, or $(0.72) per share, for the same 2002 period. FFO included the effect of asset impairment

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charges, net of additional income tax benefits, of $(32) million, or $(0.47) per share, and $(316) million, or $(5.88) per share for the fourth quarter and full year 2003, respectively, compared to $(79) million or $(1.61) per share for both the 2002 fourth quarter and full year.

•	Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items) was $30 million and $164 million for the fourth quarter and full-year 2003, respectively, compared to $43 million and $216 million for the same periods in 2002. Adjusted EBITDA and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. See note (b) for further discussion of these non-GAAP financial measures.

•	Fourth-quarter 2003 comparable revenue per available room (RevPAR) for the company’s 73 core hotels declined 2.2 percent to $61.56. Occupancy increased 0.9 percent to 63.9 percent and average daily rate (ADR) decreased 3.1 percent to $96.37.

•	Full-year 2003 comparable RevPAR for the company’s 73 core hotels declined 3.0 percent to $68.61. Occupancy increased 0.7 percent to 68.1 percent and ADR decreased 3.7 percent to $100.76.

     “We continued to see occupancy gains in the fourth quarter and achieved RevPAR growth in some of our key markets such as the Mid-Atlantic,” said Paul W. Whetsell, chairman and chief executive officer. “However, average daily rate continued to lag the prior year resulting in declining RevPAR for the quarter. As we move further into 2004, we expect to see

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RevPAR improve with the strengthening of the economy and anticipate increases in both average rate and occupancy.”

     Whetsell noted that the company’s hotel operating margins continued to face pressure in the fourth quarter. “We are closely monitoring all hotel costs, but maintaining margins is very difficult when RevPAR declines. We expect to see operating margins stabilize or increase slightly in the second half of 2004 if RevPAR improves as anticipated.”

Acquisitions and Dispositions

     The company sold nine hotels during the 2003 fourth quarter and 15 for the full year, for total gross proceeds of $128 million. “Since the close of the year, we have sold three additional assets for aggregate proceeds of $28 million,” Whetsell said. “In addition, we withdrew eight assets from our planned disposition list because our liquidity has greatly improved and we expect to realize greater value by holding them as we move into an economic recovery. These hotels generate stronger cash flow than the average of hotels on our disposition list, and we believe we will benefit more from holding these hotels than by selling them.” The company currently has 16 hotels with 4,131 rooms remaining in its disposition program and expects to complete the majority of the sales during the 2004 first quarter. The 16 properties are expected to generate gross proceeds of $110 million to $130 million.

     “We are monitoring the acquisition market and have an active pipeline of opportunities,” Whetsell said. “We have created substantial liquidity with $273 million of cash on hand and now have the flexibility to make accretive acquisitions. We are focusing mainly on larger

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properties located in major urban markets or high-end resort destinations with strong brand affiliations and significant meeting space.”

Renovation Program

     During 2003, the company invested approximately $36 million in hotel renovations and upgrades. “We will dramatically ramp up our renovation program in the next two years, investing an estimated additional total of $225 million by the end of 2005, including approximately $125 million in 2004,” Whetsell noted. “We have implemented a unique, streamlined design and purchasing program that we believe will reduce our renovation costs by at least 15 percent, speed up the renovation process by approximately 20 weeks and minimize the time rooms are out of service.”

Operating Performance in Significant Markets

     The company reported positive RevPAR in six of its 12 major markets in the 2003 fourth quarter, led by a 3.4 percent gain in the Mid-Atlantic, which accounts for nearly 13 percent of total revenues. “We are seeing continued strength in leisure travel and stabilization and improvements in certain markets, but markets such as New Jersey and Chicago have not yet fully recovered,” Whetsell said.

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Comparable RevPAR contributions in significant markets for the fourth quarter and full year 2003 were:

	Three months ended		Year ended
	December 31, 2003		December 31, 2003
		Percentage of		Percentage of
	RevPAR	Total	RevPAR	Total
	Change	Revenue	Change	Revenue
Mid-Atlantic	3.4%	12.7%	-2.1%	11.8%
Atlanta	2.4%	3.3%	-2.2%	3.2%
Northern California	1.7%	5.6%	-5.3%	5.7%
Orlando	1.2%	5.1%	-5.1%	5.2%
Southern California	0.4%	6.7%	-4.4%	6.3%
Southwest Florida	0.3%	7.4%	1.6%	9.3%
Colorado	-0.4%	2.5%	-4.8%	2.6%
Tampa/Clearwater	-2.9%	4.8%	2.1%	5.2%
New Jersey	-3.4%	7.0%	-4.5%	6.5%
Chicago	-11.1%	4.3%	-3.1%	4.2%
Houston	-11.6%	4.3%	-10.7%	4.0%
Dallas	-17.3%	2.8%	-7.7%	3.0%

Capital Structure

The company completed the following capital markets transactions during the 2003 fourth quarter:

•	Underwriters exercised their over-allotment option of 1.8 million shares in connection with an equity issuance of 12 million shares the company completed late in the third quarter, generating $12.4 million of additional proceeds. Total proceeds from the equity issuances were $95.4 million.

•	The company closed on a new $50 million senior credit facility, secured by six of the company’s hotels, and concurrently terminated an existing $50 million credit facility,

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which had no borrowings outstanding. The new three-year facility will carry an annual interest rate of LIBOR plus 450 basis points.

•	The company repurchased $81 million of senior subordinated notes reducing the balance outstanding on the notes to $83 million.

     “We made significant strides in improving our balance sheet in the fourth quarter,” said Donald D. Olinger, chief financial officer. “As of year-end 2003, we had $273 million of cash and $50 million available on our credit facility. To date in 2004, we have repurchased $35 million of senior notes and $14 million of senior subordinated notes. We will continue to seek opportunities to further improve our balance sheet in 2004.”

Long-Term Debt

Long-term debt as of December 31, 2003 and December 31, 2002 consisted of the following (in 000’s):

			Interest
	12/31/03	12/31/02	Rate	Maturity
Convertible Notes	$3,705	$154,300	4.75%	2004
Senior Subordinated Notes	82,768	203,205	8.75%	2007
Senior Unsecured Notes	299,459	299,325	9.00%	2008
Senior Unsecured Notes	248,848	248,637	10.50%	2009
CMBS	309,035	314,626	7.76%	2009
Convertible Notes	170,000	—	9.50%	2010
Senior Unsecured Notes	396,437	395,978	9.13%	2011
Mortgage Debt and Other	27,011	38,031	8.89%	Various
CMBS	100,765	—	6.88%	2013
	$1,638,028	$1,654,102
Average Maturity	5.79 years	5.94 years
Average Interest Rate	8.9%	8.6%

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Outlook

     The company provides the following range of estimates for the 2004 first quarter and full year based on first-quarter projected 2004 RevPAR of flat to an increase of 2 percent and full-year 2004 RevPAR increase of 3 percent to 4 percent (includes the effect of anticipated asset sales but excludes any acquisition or future debt repurchase assumptions):

•	Net loss of $(25) million to $(27) million for the first quarter and $(79) million to $(84) million for the full year;

•	Net loss per diluted share of $(0.36) to $(0.40) for the first quarter and $(1.15) to $(1.22) for the full year;

•	FFO per diluted share (a) of $(0.02) to $(0.07) for the first quarter and $0.10 to $0.17 for the full year; and

•	Adjusted EBITDA (a) of $35 million to $38 million for the first quarter and $150 million to $155 million for the full year. Adjusted EBITDA and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. See note (b) for further discussion of these non-GAAP financial measures.

(a) See reconciliations of net loss to FFO per diluted share and net loss to Adjusted EBITDA included in the operating statement tables of this press release. (b) This press release includes various references to FFO and Adjusted EBITDA. Substantially all of our non-current assets consist of real estate, and in accordance with

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GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

In an effort to address these concerns, NAREIT adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which presentation we have adopted. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets, and that it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. We also use FFO in our annual budget process.

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EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Furthermore, we use Adjusted EBITDA to provide a measure of unleveraged cash flow that can be isolated on an asset by asset basis, to determine overall property performance and to measure our ability to service debt. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also widely used in our annual budget process.

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     MeriStar will hold a conference call to discuss its fourth-quarter results today, February 12, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

     Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, reference number 566852, to hear a telephone replay. The telephone replay will be available through midnight on Wednesday, February 18, 2004.

     Arlington, Va.-based MeriStar Hospitality Corporation owns 89 principally upscale, full-service hotels in major markets and resort locations with 24,169 rooms in 23 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree, Holiday Inn and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the continuing sluggishness of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas, including the existing and continuing weakness in business travel and lower-than expected daily room rates; other factors that may influence the travel industry, including health, safety and economic

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factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MeriStar Hospitality Corporation
Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenue:
Hotel operations:
Rooms	$121,619	$124,982	$539,084	$559,634
Food and beverage	58,973	60,124	222,608	223,411
Other hotel operations	15,373	14,946	68,332	66,755
Office rental, parking and other revenue	3,537	3,613	13,810	15,893

Total revenue	199,502	203,665	843,834	865,693
Hotel operating expenses:
Rooms	33,646	32,521	137,804	135,285
Food and beverage	42,148	41,143	161,749	158,201
Other hotel operating expenses	9,890	8,977	41,089	37,928
Office rental, parking and other expenses	637	767	2,784	3,004
Other operating expenses:
General and administrative	37,641	38,204	147,924	148,019
Property operating costs	30,842	29,304	129,270	127,017
Depreciation and amortization	26,457	28,358	105,451	109,196
Property taxes, insurance and other	14,097	13,355	67,162	59,186
Loss on asset impairments	8,160	6,925	163,390	6,925
Impairment of investment in affiliate	25,000	—	25,000	—
Write-down of note receivable with Interstate Hotels & Resorts	—	14,517	—	14,517

Operating expenses	228,518	214,071	981,623	799,278

Operating (loss) income	(29,016)	(10,406)	(137,789)	66,415
(Loss) gain on early extinguishments of debt	(489)	—	4,085	—
Change in fair value of non-hedging derivatives, net of swap payments	—	(235)	—	(4,446)
Loss on fair value of non-hedging derivatives	—	—	—	(4,735)
Minority interest income, net	1,941	8,609	17,877	10,574
Interest expense, net	(35,668)	(33,956)	(141,443)	(136,880)

Loss before income taxes and discontinued operations	(63,232)	(35,988)	(257,270)	(69,072)
Income tax benefit	2,713	488	3,293	1,398

Loss from continuing operations	(60,519)	(35,500)	(253,977)	(67,674)
Discontinued operations:
Loss from discontinued operations before tax benefit	(2,454)	(90,075)	(135,798)	(94,342)
Income tax benefit	909	699	911	768

Loss from discontinued operations	(1,545)	(89,376)	(134,887)	(93,574)

Net loss	(62,064)	(124,876)	(388,864)	(161,248)
Dividends declared on unvested restricted stock	—	—	—	(4)

Loss available to common stockholders	$(62,064)	$(124,876)	$(388,864)	$(161,252)

Weighted average number of diluted shares of common stock outstanding	63,893	45,172	50,807	44,931

Loss per diluted common share	$(0.97)	$(2.76)	$(7.65)	$(3.59)

Funds From Operations:	Three Months Ended December 31,				Year Ended December 31,
(in thousands, except per share amounts)	2003		2002		2003		2002
Net loss	$(62,064)		$(124,876)		$(388,864)		$(161,248)
(Gain) loss on disposal of assets	(416)		14,793		2,356		21,197
Depreciation and amortization of real estate assets	25,002		28,941		105,902		115,786
Minority interest to common OP unit holders	(2,083)		(8,750)		(17,177)		(11,139)

Funds from operations	$(39,561	)(a)	$(89,892	)(b)	$(297,783	)(a)	$(35,404	)(b)

Weighted average number of diluted shares of common stock and common OP units outstanding	66,946		49,042		53,630		48,900

Funds from operations per diluted share	$(0.59	)(a)	$(1.83	) (b)	$(5.55	)(a)	$(0.72	)(b)

(a)	Funds From Operations included the effect of asset impairment charges, net of additional tax benefits realized during the fourth quarter of 2003, totaling $31.5 million, or $(0.47) per diluted share, for the three months ended December 31, 2003 and $315.5 million, or $(5.88) per diluted share, for the year then ended.

(b)	Funds From Operations included the effect of asset impairment charges of $79 million, or $(1.61) per diluted share, for the three months and year ended December 31, 2002.

EBITDA and Adjusted EBITDA are comprised of the following:
(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Loss from continuing operations	$(60,519)	$(35,500)	$(253,977)	$(67,674)
Loss from discontinued operations	(1,545)	(89,376)	(134,887)	(93,574)

Net loss	$(62,064)	$(124,876)	$(388,864)	$(161,248)

Loss from continuing operations	$(60,519)	$(35,500)	$(253,977)	$(67,674)
Interest expense, net	35,668	33,956	141,443	136,880
Income tax benefit	(2,713)	(488)	(3,293)	(1,398)
Depreciation and amortization (c)	26,457	28,358	105,451	109,196

EBITDA from continuing operations	(1,107)	26,326	(10,376)	177,004
Minority interest income, net	(1,941)	(8,609)	(17,877)	(10,574)
Valuation adjustments:
Loss on asset impairments	8,160	6,925	163,390	6,925
Impairment of investment in affiliate	25,000	—	25,000	—
Financing transactions:
Write-down of note receivable with Interstate Hotels & Resorts	—	14,517	—	14,517
Loss (gain) on early extinguishments of debt	489	—	(4,085)	—
Change in fair value of non-hedging derivatives, net of swap payments	—	235	—	4,446
Loss on fair value of non-hedging derivatives	—	—	—	4,735
Organizational structure charges	—	3,244 (d)	-	3,244 (d)

Adjusted EBITDA from continuing operations	$30,601	$42,638	$156,052	$200,297

Loss from discontinued operations	$(1,545)	$(89,376)	$(134,887)	$(93,574)
Interest expense (income), net	86	(109)	328	(525)
Income tax benefit	(909)	(699)	(911)	(768)
Depreciation and amortization	1,371	4,018	9,130	17,406

EBITDA from discontinued operations	(997)	(86,166)	(126,340)	(77,461)
Valuation adjustments:
Loss on asset impairments	1,200	71,807	131,647	71,807
(Gain) loss on disposal of assets	(416)	14,793	2,356	21,197

Adjusted EBITDA from discontinued operations	$(213)	$434	$7,663	$15,543

Adjusted EBITDA, total operations	$30,388	$43,072	$163,715	$215,840

(c)	Depreciation and amortization included the write-off of unamortized deferred financing costs totaling $1.5 million and $1.6 million for the three months ended December 31, 2003 and 2002, respectively, and $3.3 million and $3.1 million for the years then ended, related to our early extinguishments of debt during each of the years.

(d)	We incurred these costs in connection with the formal separation of management functions from Interstate Hotels & Resorts. These charges are included in general and administrative expenses on the statements of operations.

Operating Information:	Three Months Ended December 31,		Year Ended December 31,
(Room revenue in thousands)	2003	2002	2003	2002
Continuing Operations (85 properties) (e):
Room Revenue	$121,619	$124,982	$539,084	$559,634
Rooms Sold	1,297,662	1,290,825	5,515,644	5,495,118
Rooms Available	2,095,172	2,095,833	8,314,775	8,320,859
Occupancy	61.9%	61.6%	66.3%	66.0%
ADR	$93.72	$96.82	$97.74	$101.84
RevPAR	$58.05	$59.63	$64.83	$67.26
Disposition Assets (12 properties) (e):
Room Revenue	$8,954	$9,751	$40,743	$45,279
Rooms Sold	128,602	131,817	569,631	580,904
Rooms Available	264,960	264,960	1,051,200	1,051,200
Occupancy	48.5%	49.7%	54.2%	55.3%
ADR	$69.63	$73.97	$71.53	$77.95
RevPAR	$33.79	$36.80	$38.76	$43.07
Core Assets (73 Properties) (e):
Room Revenue	$112,665	$115,231	$498,341	$514,355
Rooms Sold	1,169,060	1,159,008	4,946,013	4,914,214
Rooms Available	1,830,212	1,830,873	7,263,575	7,269,659
Occupancy	63.9%	63.3%	68.1%	67.6%
ADR	$96.37	$99.42	$100.76	$104.67
RevPAR	$61.56	$62.94	$68.61	$70.75

(e)	We currently own 89 hotels, four of which are planned for disposition and included in discontinued operations. We have an additional 12 properties included in our disposition program. For comparative purposes, we have included operating information for the 85 assets in continuing operations as well as the 73 assets that will remain in our portfolio once our disposition program is complete.

Selected Balance Sheet Data:	December 31,
(in thousands)	2003	2002
Common shares and operating partnership units outstanding	69,908	49,033
Property and equipment, net	$2,086,889	$2,559,937
Restricted cash	42,523	20,365
Cash and cash equivalents	230,884	33,896
Total assets	2,488,189	2,798,020
Long-term debt	1,638,028	1,654,102
Total stockholders’ equity	653,613	878,286

Reconciliation of 2004 forecasted net loss to funds from operations per diluted share and net loss to EBITDA and Adjusted EBITDA:
(in thousands, except per share amounts)

	Three Months Ending March 31, 2004 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss	$(27,367)	$(24,534)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	24,000	24,000
Minority interest to common OP unit holders	(1,332)	(1,209)

Funds from operations	$(4,699)	$(1,743)

Weighted average number of diluted shares of common stock outstanding	68,105	68,105
Common OP units outstanding	3,114	3,114

Weighted average number of diluted shares of common stock outstanding and common OP units	71,219	71,219

Funds from operations per diluted share	$(0.07)	$(0.02)

Forecasted EBITDA and Adjusted EBITDA:
Forecasted net loss	$(27,367)	$(24,534)
Interest expense, net	35,600	35,600
Loss on early extinguishments of debt	2,540	2,540
Income tax benefit	(417)	(374)
Depreciation and amortization	25,835	25,835

EBITDA, total operations	36,191	39,067
Minority interest income	(1,191)	(1,067)

Adjusted EBITDA, total operations	$35,000	$38,000

	Year Ending December 31, 2004 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss	$(83,802)	$(79,080)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	95,000	95,000
Minority interest to common OP unit holders	(3,788)	(3,582)

Funds from operations	$7,410	$12,338

Weighted average number of diluted shares of common stock outstanding	68,839	68,839
Common OP units outstanding	3,114	3,114

Weighted average number of diluted shares of common stock outstanding and common OP units	71,953	71,953

Funds from operations per diluted share	$0.10	$0.17

Forecasted EBITDA and Adjusted EBITDA:
Forecasted net loss	$(83,802)	$(79,080)
Interest expense, net	135,600	135,600
Loss on early extinguishments of debt	2,540	2,540
Income tax benefit	(1,276)	(1,204)
Depreciation and amortization	100,585	100,585

EBITDA, total operations	153,647	158,441
Minority interest income	(3,647)	(3,441)

Adjusted EBITDA, total operations	$150,000	$155,000